Exhibit 99.1

June 29, 2016

An open letter to the shareholders of

Scio Diamond Technology Corporation:

On June 28, the Scio Diamond Board of Directors was made aware of Mr. Jim Korn’s letter dated June 27 to Bernard McPheely, Chairman Scio Diamond Board of Directors, in which Mr. Korn resigned from Scio Diamond’s Board. We have respect for and appreciate Mr. Korn’s contributions to the Board and the Company, however, we are at a loss in understanding his motivation for doing so or in making the claims he’s made against the Board’s Chairman.

While we strongly believe these claims to be baseless and have consistently seen Mr. McPheely work tirelessly on behalf of Scio's shareholders, we have taken steps to obtain an independent investigation into the allegations. This will require the Company to briefly delay its annual 10-K filing as the necessary time is taken to do this important work.

The Board wishes to emphasize the quality, volume and integrity of the work Mr. McPheely has undertaken as Chairman in the Board's unified mission to make the Company successful for the benefit of all shareholders. Mr. McPheely has personally identified and developed a wide range of opportunities to assist the Company in addressing its challenges – including but not limited to the Company’s need to raise working capital, while two of the Company's former directors (one a business associate of Mr. Korn’s) actively liquidated their holdings making it highly difficult for the Company to do so.

During Mr. Korn’s tenure on the Board he was an active and welcome participant in face-to-face Board of Directors meetings and Audit Committee conference calls (Mr. Korn was a member of the Audit Committee). At no time during these interactions have we witnessed Mr. Korn express any of the concerns leveled in his letter of resignation. To the contrary, meeting minutes and Mr. Korn’s voting records show his consistent support of the Chairman’s and the Board’s actions.

While appreciative of the time Mr. Korn donated to helping Scio Diamond succeed, we are left questioning the content of his letter of resignation.

We the Board of Directors remain dedicated and focused on bringing value to Scio Diamond shareholders in as expeditious a fashion as we see possible and making Scio Diamond successful in the marketplace. We’ve faced a number of unexpected challenges over the course of the last two years, including cash flow challenges, technology issues and even an unexpected water main break and still remain committed to the goal of delivering on the potential and opportunity ahead of us. Even though we cannot diminish the fact that the road has been more challenging than we anticipated, we remain focused on the tasks ahead of us including growing better and better diamonds, increasing operational reliability and doing so with greater predictability both for our growing customer base and for our investors.

Signed,

Bruce Likly, Vice Chairman of the Board, Corporate Governance Committee Chairman and Audit Committee member

Ben Wolkowitz, Board Member, Audit Committee Chairman

Lewis Smoak, Board Member, Compensation Committee Chairman and Corporate Governance Committee member

Karl Leaverton, Board Member, Compensation Committee member, Corporate Governance Committee member

Gerald McGuire, Board Member, Chief Executive Officer